Exhibit 10(f)



                           WESTERBEKE CORPORATION

                                  DOMESTIC

                        MASTER DISTRIBUTOR AGREEMENT


      This Agreement ("Agreement") is made by and between Westerbeke Corporation, a Delaware corporation (hereinafter referred to as "Westerbeke"), and __________ ______________________ (name of distributor), a(n) ____________
(individual, partnership or corporation), with its principal office at _____________________ (street address), _________________ (city),
_____________ (county), ________________ (state) ________ (zip code)
(hereinafter referred to as "Distributor"), and will govern the relationship between Westerbeke and the Distributor with respect to the promotion, sale, repair and service of Westerbeke Products (as defined herein).

      1. APPOINTMENT. Subject to the terms of this Agreement, Westerbeke hereby appoints Distributor a non-exclusive distributor of the products and the replacement parts and accessories related thereto listed on Schedule A to this Agreement (said products, replacement parts and accessories are hereinafter referred to as the "Westerbeke Products") within the geographic areas of responsibility set forth on Schedule B to this Agreement (hereinafter referred to as the "Area").

      2. OBLIGATIONS OF DISTRIBUTOR. Distributor hereby accepts the appointment described in Section 1 subject to the terms of this Agreement and agrees that its obligations under this Agreement shall, without limitation, include the following:

          (a) Best Efforts. Distributor shall use its best efforts to promote, sell, repair and service Westerbeke Products in the Area, which best efforts shall include, but shall not be limited to, each of the obligations specified in this Section 2.

          (b) Retail Dealers. Distributor shall appoint a sufficient number of retail dealers ("Dealers") within the Area for the sale, service, and repair of Westerbeke Products; provided, however, that (i) all such Dealers shall meet minimum reasonable requirements established by Westerbeke, (ii) Distributor shall utilize in appointing such Dealers the Dealer Agreement form provided by Westerbeke or a retail dealer agreement form acceptable to Westerbeke, (iii) Distributor shall not, without Westerbeke's consent, solicit orders for or sell Westerbeke Products to any Dealer or other person, unless such Dealer or other person's selling area or place of business or residence, in the case of a person not engaged in the business of resale, is completely contained within the Distributor's Area, (iv) in no case shall Distributor appoint any Dealer or sub-distributor in violation of, or contrary to, the terms and conditions of this Agreement and (v) Distributor shall furnish to Westerbeke, from time to time upon Westerbeke's request therefor, a list of all such Dealers and such other information as Westerbeke shall reasonably request that shall relate to the Distributor's network of Dealers and Distributor's sales of Westerbeke Products to such Dealers. In the event that Distributor shall violate the provisions of this paragraph, Westerbeke shall have the right to elect, in addition to any other remedy contained in this Agreement (including without limitation, Westerbeke's termination of such Distributor), that Distributor pay Westerbeke, as liquidated damages, a sum equal to the applicable Discount (as defined in Section 3 hereof) on any Westerbeke Products the sale of which shall have been in violation of this paragraph.

          (c)  Inventory; Facilities.

          (i) Distributor shall maintain an inventory of Westerbeke Products which is adequate for the Area (as determined in accordance with Section 2(c)(ii) hereof) and sales, parts, repair and service facilities, including any special tools or equipment required to service and repair Westerbeke Products, at a place or places of business of a size and character satisfactory to Westerbeke and such place or places of business shall not be moved or materially changed without the prior written consent of Westerbeke.

          (ii) Distributor shall purchase (subject to the provisions of Section 2(d) hereof) a sufficient quantity of Westerbeke Products such that Westerbeke Products shall have a fair share of the total market for such types of products in the Area, as determined by relevant marketing factors existing in the Area. Distributor shall, if requested by Westerbeke, negotiate in good faith with Westerbeke the quantity of Westerbeke Products necessary to satisfy the provisions of the preceding sentence; provided, however, that if the parties cannot agree in writing on such quantity, Westerbeke shall have the right to establish such quantity by reference to such marketing factors.

          (iii) Distributor shall furnish to Westerbeke on or prior to the fifteenth day of each October, January, April and July, a list of Distributor's current inventory of Westerbeke Products and an estimate of Distributor's anticipated requirements for Westerbeke Products for the succeeding six month period.

          (d) Source of Requirements. In the event that Distributor shall have made an election for Discount A pursuant to the terms of Section 3(a) of this Agreement (and only in such event), Distributor shall purchase only from Westerbeke and from no other source whatsoever all of Distributor's requirements of such of the Westerbeke Products as constitute accessory or replacement parts, except for those such accessory or replacement parts as are set forth on Schedule C attached hereto. In the event that Distributor shall violate the terms of the foregoing sentence, Distributor shall be deemed to have elected, effective immediately upon the occurrence of any such violation, for Discount B pursuant to the terms of Section 3(a) of this Agreement.

          (e) Staff. Distributor shall, at all times, employ such numbers of adequately trained and competent personnel as are necessary to fulfill all of Distributor's obligations under this Agreement.

          (f) Service. Distributor shall provide, at reasonable rates, prompt and workmanlike repair and service, including repairs and service under warranty in accordance with the provisions of this Agreement, for all Westerbeke Products, whether or not such Westerbeke Products have been sold by Distributor.

          (g) Use of Westerbeke Name. Distributor shall identify itself as a "Westerbeke Authorized Distributor" in telephone directories, on its stationery, and in any advertising media such as newspapers, magazines, and direct mailings that Distributor customarily uses, and Westerbeke hereby grants Distributor a non-exclusive license for the duration of this Agreement to use Westerbeke's trademarks or trade names or product designations (including part numbers) (collectively, the "Trademarks") for such purposes; provided, however, that Distributor shall not use Westerbeke's Trademarks in its corporate name or as a style of doing business, and shall not place any of Westerbeke's Trademarks on any product or item whatsoever, without the express written consent of Westerbeke. Distributor hereby acknowledges that Westerbeke owns exclusive rights to all Trademarks and any other trademarks and trade names adopted or used by Westerbeke.

          (h) End Use Purchasers. Distributor and its dealers shall develop and maintain records sufficient for purposes of compliance with the Federal Boat Safety Act to permit the identification of the end use purchaser of all Westerbeke Products sold by Distributor or its Dealers, when provided by Westerbeke with the Distributor's purchase order number, the model and the serial numbers of the Westerbeke Product and its date of shipment by Westerbeke, and Distributor shall assist Westerbeke in ascertaining the identity of the end use purchaser, should Westerbeke, for any purpose, deem that necessary.

          (i) Sales to Boatbuilders. Distributor shall actively pursue sales of Westerbeke Products to boatbuilders located within the Area and shall develop and maintain (A) records of its efforts to sell to such boat builders and (B) estimates of potential sales to boatbuilders within the Area, which records and estimates it shall furnish Westerbeke upon Westerbeke's reasonable request therefor. Notwithstanding anything contained in Section 1 of this Agreement to the contrary, Westerbeke may elect to sell directly to any such boatbuilder if Westerbeke, in its sole discretion, determines that such boatbuilder's volume or potential volume of purchases is sufficiently large or that the nature of such boatbuilder's business requires that it purchase directly from Westerbeke. Provided that Distributor shall have complied with the requirements of this Section 2(i), as determined by Westerbeke in its sole discretion, Distributor will receive a commission of _____________________ of the net sales price on any sales by Westerbeke to any such boatbuilder in consideration of Distributor's efforts in establishing the boatbuilder's account and for continued maintenance and service of the account. This commission will not apply to sales by Westerbeke to the established national accounts listed on Schedule D hereto.

          (j) Promotion. Distributor shall diligently promote the sale of, solicit orders for and stimulate interest in Westerbeke Products in the Area.
 Distributor shall cooperate with Westerbeke in preparing reports, order forecasts and other information concerning market coverage, and shall follow all reasonable recommendations of Westerbeke as to marketing policy and market coverage.

          (k) Goodwill. Distributor shall take such necessary or desirable steps to preserve and enhance Westerbeke's goodwill and reputation in the Area as Westerbeke may reasonably request.

          (l)  Insurance.  Distributor shall maintain during the term of this
Agreement: (i) Worker's Compensation Insurance as prescribed by law in the state or states in which Distributor's business is maintained, (ii) comprehensive general liability insurance (including product liability insurance), and (iii) casualty insurance on the properties where Distributor conducts any business related to the promotion, sale, repair or service of Westerbeke Products.

          (m)  Financial Information.  Distributor shall provide to Westerbeke
(i) an annual balance sheet and income statement for Distributor within 90 days after Distributor's fiscal year end, and (ii) such other financial statements for Distributor as Westerbeke may reasonably request. In the event that Distributor shall fail to do so, Westerbeke shall have the right to amend the terms of credit, if any, applicable to such Distributor to such terms as Westerbeke, in its sole discretion, shall deem desirable.

          (n) Compliance with Law. Distributor shall (i) comply with all statutes, laws and regulations of federal, state and local authorities which are applicable to the Distributor's business and to the performance by it of its obligations pursuant to this Agreement; (ii) promptly notify Westerbeke of any such statute, law or regulation relating to the performance by the parties of the terms of this Agreement, including without limitation any requirements as to the form or specifications of any Westerbeke Product or any packing, invoicing or shipping documents required to be provided with respect to any shipment of Westerbeke Products, and of any change to any such statute, law or regulation; provided, however, that Westerbeke shall not be responsible or liable for any penalty that may result from its failure to comply with any such statute, law or regulation if it has used reasonable efforts so to comply; and (iii) not take any action the effect of which might be to cause Westerbeke to be in violation of any such statute, law or regulation.

          (o) Inspection. Westerbeke shall have the right to inspect Distributor's places of business during regular business hours without notice in order to monitor Distributor's compliance with its obligations under this Agreement.

      3.  PRICES AND TERMS OF SALE.

          (a) Price and Election of Discount. The prices of Westerbeke Products sold to Distributor by Westerbeke shall be Westerbeke's list prices (the "List Prices") in effect at the time of shipment less the applicable discount (the "Discount") set forth in Schedule A hereto. The Discount shall be either Discount A or Discount B (each as set forth on Schedule A), and Distributor shall have made an election to that effect on the signature page to this Agreement. In the event that Distributor shall elect Discount A (and only in such event), the terms and provisions of Section 2(d) of this Agreement shall apply. Westerbeke shall from time to time notify Distributor of its List Prices, which it may amend from time to time without notice.

          (b) Terms and Conditions of Sale. Unless Westerbeke agrees otherwise in writing, the terms and conditions of such sale to Distributor of Westerbeke Products shall be governed by Westerbeke's standard terms and conditions of sale, which it shall from time to time announce and which it shall have the right to amend without notice. Any additional terms and conditions of sale shall be as set forth in Westerbeke's acknowledgment of Distributor's order. Unless Westerbeke agrees otherwise in writing, payment for Westerbeke Products shall be made in cash upon making any order or by irrevocable letter of credit confirmed by a bank acceptable to Westerbeke.

          (c) Exclusion of Taxes. Unless Westerbeke otherwise expressly agrees in writing, prices for Westerbeke Products shall not include any sales, use, excise, ad valorem, receipt or other such taxes, which may at any time be imposed by federal, state or local authorities by reason of the sale by Westerbeke of Westerbeke Products to Distributor and Distributor shall pay all of such taxes other than income taxes imposed on Westerbeke by any governmental authority.

      4. ORDERS. Westerbeke shall not ship any Westerbeke Products except upon receipt of firm orders. Each order of Distributor is subject to acceptance by Westerbeke, and Westerbeke may, for any reason, reject an order or any portion thereof. Westerbeke shall use its best efforts to ship accepted orders, but shall not be liable for delays in shipping or delivery, or for failure to ship such orders, for any reasonable cause.

      5. CHANGE OF PRODUCTS. Unless otherwise specified, all orders for Westerbeke Products shall refer to the type, model, line and style of Westerbeke Products in production at the time Westerbeke receives such orders.
 Westerbeke may, at any time and without prior notice, declare obsolete or discontinue the manufacture or sale of any Westerbeke Products or any type, model, line or style of Westerbeke Products, and may modify the construction or classification of any Westerbeke Products. Westerbeke shall not be obligated to manufacture or sell replacement parts or accessories for any such Westerbeke Products that are declared obsolete or discontinued by Westerbeke or modified by Distributor or any other person. Westerbeke may take any such action without incurring any obligations to Distributor arising directly or indirectly by reason of Distributor's previous purchases of Westerbeke Products.

      6. SHIPMENT. Westerbeke's responsibility for risk of loss of or damage to Westerbeke Products ceases and title to Westerbeke Products passes to Distributor upon the delivery of shipments to the carrier thereof. Distributor shall accept all upon arrival at their destination and shall file claims with or against any such carrier thereof for any losses, shortages or damages of any kind.

      The cost of any insurance arranged by Westerbeke shall be for Distributor's account.

      7. WARRANTY. Each of the Westerbeke Products sold by Westerbeke to Distributor under this Agreement is subject to Westerbeke's express warranty applicable to the particular Westerbeke Product in effect at the time Westerbeke sells such Westerbeke Product to Distributor. Other than such express warranty, Westerbeke makes no representation, express or implied (including implied warranties of merchantability and fitness for a particular purpose) concerning any Westerbeke Products or otherwise concerning the matters contemplated by this Agreement. Westerbeke makes no warranty at all with respect to any product or item which is not a Westerbeke Product. Distributor shall make no representations or warranties with respect to any Westerbeke Products without the prior consent of Westerbeke and Distributor hereby agrees to indemnify and save Westerbeke harmless from any and all liabilities, claims or damages that Westerbeke may suffer by reason of any unauthorized representations or warranties made by Distributor.

      Distributor acknowledges that the marine engine products business is a high risk business and that Westerbeke shall not be responsible for damages which Distributor may incur from delayed shipments or from any other cause, whether liability is asserted in contract or tort (including negligence and strict product liability). Distributor acknowledges and agrees that Westerbeke's sole responsibility in the case of breach of the foregoing warranty shall be for Westerbeke to comply with Westerbeke's policy for return of defective products in effect at the time of such breach. In no event shall Westerbeke be liable for loss of profits, loss of use, or incidental, consequential or special damages of any kind.

      8. WARRANTY WORK. Distributor must obtain authorization from Westerbeke in advance of any major warranty work to be performed by Distributor or one of its Dealers, including, but not limited to, any work involving removal or reinstallation of an engine or generator. Westerbeke may, in its sole discretion and with respect to any warranty work, determine that such work shall be performed by Westerbeke or by any other party of its own choice. If warranty work is performed by Distributor or one of its Dealers, Distributor shall furnish to Westerbeke upon Westerbeke's request reasonable evidence that such work was necessary within the applicable provisions of the applicable warranty, and Distributor shall return to Westerbeke, upon Westerbeke's request, within thirty (30) days, freight collect, any part claimed to be defective under such warranty. Distributor shall inform Westerbeke of any such part, the intended return thereof, and any relevant information with respect thereto, sufficiently in advance of the intended shipment date to allow Westerbeke to arrange for shipment, should Westerbeke so desire. If Westerbeke, in its sole discretion, determines that such part is defective and that the work performed was necessary, Westerbeke shall pay Distributor for such parts at list price less the standard discount established by Westerbeke for Dealers. Westerbeke shall pay Distributor for any labor performed at the applicable warranty labor rate established by Westerbeke, which rate shall be evaluated periodically by Westerbeke and may be amended from time to time by Westerbeke without notice. If the warranty work is performed by one of Distributor's Dealers, Distributor shall supply any parts and pay to such retail dealer for labor the amount paid by Westerbeke to Distributor for such labor.

      9. SETOFF. Distributor agrees that Westerbeke shall have the right to setoff against any amounts which may become payable by Westerbeke to Distributor under this Agreement or otherwise, any amounts due from Distributor to Westerbeke, including without limitation any amounts anticipated to be owed to Westerbeke in the event that Westerbeke shall have reason to believe such an amount may become due by virtue of the arising of any claim by Westerbeke, whether arising under this Agreement or otherwise, including without limitation any claims arising under Sections 1 and 2(g) of this Agreement.

      10. PERFORMANCE EXCUSED. Whenever either party shall be prevented from or delayed in carrying out any obligation of such party hereunder (other than for the payment of money) by reason of any act of God, war, riot, accident, strike, lockout, injunction, boycott, inability to obtain power, raw materials, or transportation facilities, breakage of machinery, national defense requirements, or any other similar or dissimilar cause beyond the control of such party, the performance of such obligation by such party shall be excused to the extent of such prevention or delay. If, because of any such cause, Westerbeke is unable to supply the total demand for Westerbeke Products, Westerbeke may, in its sole discretion, allocate its available supply among itself and all of its distributors and customers, including those not under contract, in an equitable manner. Any deliveries suspended because of any such circumstance shall be cancelled without liability, but this Agreement shall otherwise remain unaffected.

      11. ASSIGNMENT. Distributor may not assign its rights or delegate its performance under this Agreement without the prior written consent of Westerbeke, and any attempted assignment or delegation without such consent shall be void. The sale or other transfer of control of Distributor shall be deemed to be an assignment for purposes of this Section 11.

      12. DISTRIBUTOR IS NOT AN AGENT. This Agreement does not create the relation of principal and agent between Westerbeke and Distributor and under no circumstances is either party to be considered an agent of the other. Distributor buys and sells Westerbeke Products as an independent business enterprise for its own account. Distributor has no authority either to bind Westerbeke to any obligation or to represent Westerbeke in any circumstances, and Distributor shall not so bind or represent Westerbeke.

      13.  TERMINATION OF AGREEMENT.

          (a) Either party may terminate this Agreement without cause on not less than ninety (90) days prior written notice.

          (b) Either party may terminate this Agreement with immediate effect upon written notice for cause. For purposes of this Section 13(b), "cause" shall be deemed to include any of (i) the failure of Distributor to pay any amount, or any portion thereof, outstanding to Westerbeke within ninety (90) days following any shipment to Distributor or such other time as the same shall have become due; (ii) the breach of any term of this Agreement on the part of Distributor; (iii) an attempt by Distributor to assign this Agreement or any right or obligation hereunder without Westerbeke's written consent;
(iv) an assignment by Distributor of all or a substantial part of Distributor's assets for the benefit of creditors; (v) the insolvency of Distributor or of any member of Distributor if it is a partnership; (vi) the institution of voluntary or involuntary proceedings by or against Distributor in bankruptcy or under insolvency laws or for a receivership or for the dissolution of Distributor (if it is a corporation or a partnership); (vii) the death, incapacity, resignation, or other elimination of Distributor (if it is an individual), or of any partner in Distributor (if it is a partnership);
(viii) any change in the ownership, control or operating management of Distributor, whether voluntary or involuntary; or (ix) the substantial discontinuance of Distributor's distribution and resale activities in the Area. Distributor agrees to advise Westerbeke immediately in writing of the occurrence of any event specified in this paragraph.

          (c) Notwithstanding any provisions of Sections 13(a) or (b) above to the contrary, Westerbeke reserves the right to terminate this Agreement with respect to any of the Westerbeke Products set forth on Schedule A at its sole election upon not less than 90 days prior written notice or with immediate effect upon written notice for cause (as such term is defined in Section 13(b) above). In such event, Sections 14(a) and (b) below shall be deemed to apply only with respect to the termination of this Agreement with respect to such Westerbeke Products and Section 14(c) shall not apply.

      14.  EFFECTS OF TERMINATION.

          (a) Westerbeke shall have the right to cancel wholly or partially any or all unshipped orders and requisitions accepted from Distributor prior to the date when notice of termination was given, and Westerbeke is not obliged to accept any orders or requisitions after such notice has been given.

          (b) If, after the date notice of termination was given, Westerbeke accepts orders from Distributor or otherwise transacts business with Distributor related to the sale of Westerbeke Products, all such transactions will be governed by the same terms that this Agreement provides so far as those terms are applicable, but no such acceptance of orders or transaction of business shall be construed as a renewal of this Agreement or as a waiver of termination.

          (c) Upon termination Distributor shall cease to use stationery or other printed matter identifying it as a Westerbeke Authorized Distributor, shall remove signs from the exterior and interior of any of its properties so identifying it, and shall take all necessary steps to change its listing in telephone directories and to do all other acts necessary to remove any identification as a Westerbeke Authorized Distributor.

          (d) Distributor shall not be entitled to any payments in the nature of termination indemnities or damages upon termination of this Agreement for any reason whatsoever.

      15.  NON-COMPETITION; CONFIDENTIALITY.

          (a) Distributor shall not, during the term of this Agreement, without the express written consent of Westerbeke, directly or indirectly engage, participate or invest in or assist, as owner, part-owner, shareholders or partner, or in any other capacity, (i) in any business organization within the Area whose activities or products are competitive with Westerbeke's activities or Westerbeke Products, or whose products are like or similar to the Westerbeke Products or perform or are designed to perform the same or a similar function to or which otherwise compete with any of the Westerbeke Products, or whose activities include, directly or indirectly, the design, manufacture, production, importation, sale or promotion of any products which are like or similar to the Westerbeke Products or which perform or are designed to perform the same or a similar function to or which otherwise compete with any of the Products, or (ii) in any such business organization whose activities engaged in or products distributed, marketed or sold within the Area are competitive with, are similar to or perform the same or similar function as any of the Westerbeke Products. Distributor shall, further, not distribute, sell or promote on a wholesale or retail basis, any such competitive or similar products.

          (b) Distributor shall, during the term of this Agreement and forever after any termination or expiration hereof, keep confidential and never disclose, divulge, use or distribute any proprietary or confidential information or rights or any trade secrets or technical information, regarding the Westerbeke Products or otherwise, divulged or made known to the Distributor by Westerbeke, except where, pursuant to the prior written consent of Westerbeke, such disclosure is necessary in order for Distributor to perform its duties hereunder. The provisions of this Section 15(b) shall survive the expiration or termination of this Agreement.

      16. LIMITED PURCHASE OF WESTERBEKE STOCK. Distributor represents that it does not, as of the date hereof, directly or indirectly, own, hold or otherwise have a beneficial interest in more than 5% of the outstanding shares of common stock of Westerbeke, and agrees that it will not, at any time, directly or indirectly, purchase or otherwise acquire such shares if, after such purchase or acquisition, Distributor would, directly or indirectly, own, hold or otherwise have a beneficial interest in more than 5% of such shares, without the prior written consent of Westerbeke.

      17. NOTICES. All notices provided for in this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, addressed, if to Distributor, to it at the address of Distributor stated in the opening paragraph of this Agreement and, if to Westerbeke, to it at Avon Industrial Park, Avon, Massachusetts 02322; provided, however, that by notice as specified in this paragraph either party may specify a different address for receiving notices under this Agreement.

      18. WAIVER. No act, delay, or omission by either party shall be deemed a waiver of any right, power, or remedy of such party unless such waiver is in writing, and then only to the extent set forth therein. All remedies either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative. No waiver of any provision, right, or remedy under this Agreement on any other occasion shall constitute a waiver of any other provision, right or remedy on any other occasion.

      19. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of and between the parties with respect to the subject matter hereof and supersedes all prior representations and agreements. It shall not be varied, amended, or modified by any oral agreement or representation or otherwise than by an instrument in writing on a subsequent date hereto duly executed by the parties.

      20. TITLES. The titles used in this Agreement are intended for convenience of reference only. They are not intended and shall not be construed to be a substantive part of this Agreement or in any other way to affect the validity, construction, or effect of any of the provisions of this Agreement.

      21. GOVERNING LAW; ARBITRATION. This Agreement is made in and will be governed by and construed in all respects according to the laws of the Commonwealth of Massachusetts. The parties agree that any legal action to resolve any dispute regarding the provisions of or otherwise arising out of this Agreement shall be referred to the American Arbitration Association to be settled by arbitration in the City of Boston, Massachusetts in accordance with the commercial arbitration rules of said Association. The fees and expenses of the arbitrator shall be borne by that person or entity among the parties whose last offer of settlement of the claim differed by a greater amount from the arbitrator's award than did the last offer of settlement of the other party. The determination of the arbitrator as to the amount, if any, of the claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. The provisions of this paragraph shall survive indefinitely the termination of this Agreement.

      22. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be held to be in violation of or not enforceable because of any law, it is understood that such provision shall be deemed modified to the extent necessary to comply with such law or, if such modification would be impracticable, shall be deemed deleted and none of the other rights or obligations herein shall be prejudiced or rendered unenforceable by reason thereof.

      23. SIGNATURE. This Agreement becomes valid on being signed by Westerbeke and on being signed for Distributor by a duly authorized officer or executive of Distributor if a corporation, or by one of the general partners of Distributor if a partnership, or by Distributor if an individual.